Exhibit 4.4

REGISTRATION RIGHTS AGREEMENT

dated as of May 2, 2017

by and among

Roadrunner Transportation Systems, Inc.,

Elliott Associates, L.P.,

Brockdale Investments LP,

Thayer Equity Investors V, L.P.,

TC Roadrunner-Dawes Holdings, L.L.C.,

TC Sargent Holdings, L.L.C.,

HCI Equity Partners III, L.P.,

and

HCI Co-Investors III, L.P.

i

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT is entered into as of May 2, 2017, by and among (i) Roadrunner Transportation Systems, Inc., a Delaware corporation (the “Company”), (ii) Elliott Associates, L.P., a Delaware limited partnership, and Brockdale Investments LP, a Delaware limited partnership (the “Elliott Stockholders”), and (iii) Thayer Equity Investors V, L.P., a Delaware limited partnership, TC Roadrunner-Dawes Holdings, L.L.C., a Delaware limited liability company, TC Sargent Holdings, L.L.C., a Delaware limited liability company, HCI Equity Partners III, L.P., a Delaware limited partnership, and HCI Co-Investors III, L.P., a Delaware limited partnership (collectively, the “HCI Stockholders”). The Elliott Stockholders and the HCI Stockholders are collectively referred to herein as the “Stockholders” and individually as a “Stockholder.”

RECITALS

WHEREAS, the Company and the Elliott Stockholders have entered into the Investment Agreement, dated as of May 1, 2017, by and among the Company and the Elliott Stockholders (the “Investment Agreement”), pursuant to which, among other things, the Company has agreed to issue and sell to the Elliott Stockholders and the Elliott Stockholders have agreed to purchase from the Company (the “Purchase”) (i) 155,000 shares of Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company, 55,000 shares of Series C Cumulative Redeemable Participating Preferred Stock, par value $0.01 per share, of the Company, 100 shares of Series D Cumulative Redeemable Participating Preferred Stock, par value $0.01 per share, of the Company, 90,000 shares of Series E Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company, and 240,500 shares of Series F Cumulative Redeemable Preferred Stock, par value $0.01 per share, and (ii) 379,572 warrants (the “Warrants”) exercisable for shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”);

WHEREAS, the Company and the HCI Stockholders are party to that certain Second Amended and Restated Stockholders’ Agreement, dated as of March 14, 2007, by and among the Company and the other parties named therein, including the HCI Stockholders, as amended by a First Amendment to Second Amended and Restated Stockholders’ Agreement, dated as of December 23, 2008, by and among the Company and the other parties named therein, including the HCI Stockholders (as amended, the “Prior Stockholders’ Agreement”);

WHEREAS, in connection with the Purchase, the Company desires to grant registration rights to the Elliott Stockholders on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and the HCI Stockholders desire to amend and restated the Prior Stockholders’ Agreement in its entirety with respect to the HCI Stockholders and to enter into this Agreement to grant registration rights to the HCI Stockholders on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

INTRODUCTORY MATTERS

Section 1.1    Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided, that (i) no portfolio company of any investment fund affiliated with Elliott Management Corporation (excluding, for the avoidance of doubt, the Elliott Stockholders) shall be deemed an Affiliate of any Elliott Stockholder for purposes of this Agreement; and (ii) no portfolio company of any investment fund affiliated with HCI Equity Partners (excluding, for the avoidance of doubt, the HCI Stockholders) shall be deemed an Affiliate of any HCI Stockholder for purposes of this Agreement.

“Agreement” means this Registration Rights Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Application” has the meaning set forth in Section 2.6(a).

“Block Sale” means the sale of Registrable Securities to one or several purchasers in a registered transaction by means of (i) a bought deal, (ii) a block trade or (iii) a direct sale.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York City.

“Closing Date” has the meaning set forth in the Investment Agreement.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”), when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Demand Registrations” has the meaning set forth in Section 2.1(a).

“Elliott Stockholders” has the meaning set forth in the Preamble.

“Equity Securities” means (i) shares of Common Stock held by the Stockholders, (ii) any warrants, options or other rights to subscribe for or to acquire, directly or indirectly (whether pursuant to any division or split of the Common Stock or in connection with a combination, exchange, reorganization, recapitalization, reclassification, merger, consolidation or other business combination transaction involving the Company or otherwise) any shares of Common Stock, and (iii) any bonds, notes, debentures or other securities convertible into or exchangeable for, directly or indirectly (whether pursuant to a split or division of the Common Stock or in connection with a combination, exchange, reorganization, recapitalization, reclassification, merger, consolidation or other business combination transaction involving the Company or otherwise) any shares of Common Stock, in each case outstanding at any time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“HCI Stockholders” has the meaning set forth in the Preamble.

“Holdback Period” has the meaning set forth in Section 2.3(a).

“Indemnitors” has the meaning set forth in Section 2.6(h).

“Investment Agreement” has the meaning set forth in the Recitals.

“Other Holders” has the meaning set forth in Section 2.2(d).

“Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

“Piggyback Registration” has the meaning set forth in Section 2.2(a).

“Prior Stockholders’ Agreement” has the meaning set forth in the Recitals.

“Purchase” has the meaning set forth in the Recitals.

“Recommencement Date” has the meaning set forth in Section 2.4(e).

“Registrable Securities” means, irrespective of which Person actually holds such securities, (i) any Equity Securities held by any Stockholder, and (ii) any Equity Securities issued or issuable with respect to the Equity Securities referred to in clause (i) above by way of dividend, split, distribution, conversion or in connection with a combination of securities, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such Equity Securities will cease to be Registrable Securities when they have been distributed to the public pursuant to an offering registered under the Securities Act or have been sold in compliance with Rule 144 (or any similar rule then in force) under the Securities Act.

“Registration Expenses” has the meaning set forth in Section 2.5(a).

“Sale Transaction” has the meaning set forth in Section 2.3(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Shelf Registration” has the meaning set forth in Section 2.1(c).

“Short-Form Registration” has the meaning set forth in Section 2.1(a).

“Stockholder” or “Stockholders” has the meaning set forth in the Preamble.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Suspension Notice” has the meaning set forth in Section 2.4(e).

“Underwritten Shelf Take-Down” has the meaning set forth in Section 2.1(c).

“Warrants” has the meaning set forth in the Recitals.

Section 1.2    Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) ”or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, (c) the words “including”, “includes”, “included” and “include” are deemed to be followed by the words “without limitation” and (d) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

ARTICLE II

REGISTRATION RIGHTS

Section 2.1    Demand Registrations.

(a)    Requests for Registration. At any time and from time to time after the Company is permitted to use Form S-3 (including pursuant to Rule 415 under the Securities Act) or any similar short-form registration statement (a “Short-Form Registration”), each of the Elliott Stockholders (treated as one stockholder) and the HCI Stockholders (treated as one stockholder) or any of their permitted transferees may request registration under the Securities Act of all or any portion of their Registrable Securities on a Short-Form Registration, if available. All registrations requested pursuant to this Section 2.1(a) are referred to herein as “Demand Registrations.” Each request for a Demand Registration shall specify the approximate number of Registrable Securities requested to be registered. Except as set forth in Section 2.1(c) below, within five (5) days after receipt of any such written request, the Company shall give written notice of such requested registration to all holders of Registrable Securities and shall include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) days after the holders’ receipt of the Company’s notice.

(b)    Short-Form Registrations. The Elliott Stockholders and their permitted transferees (treated as one stockholder) and the HCI Stockholders and their permitted transferees (treated as one stockholder) shall each be entitled to request two (2) Short-Form Registrations in which the Company shall pay all Registration Expenses; provided, that the aggregate offering value of the Registrable Securities requested to be registered in any Short-Form Registration must equal at least ten million dollars ($10,000,000). No Short-Form Registration shall count as one of the permitted Short-Form Registrations unless (i) the party requesting such registration is able to register and sell at least seventy-five percent (75%) of their Registrable Securities requested to be included in such registration, (ii) the registration statement with respect to such Short-Form Registration is declared effective and is maintained effective for the period set forth in this Agreement, (iii) the offering of the Registrable Securities pursuant to such registration statement is not subject to a stop order, injunction, or similar order or requirement of the SEC during such period and (iv) the conditions to closing specified in any underwriting agreement, purchase agreement or similar agreement entered into in connection with the registration relating to such request with respect to the Company are satisfied.

(c)    Underwritten Shelf Take-Down. In connection with any proposed underwritten resale of Registrable Securities (an “Underwritten Shelf Take-Down”) which is pursuant to a shelf registration (as described in Section 2.4(b) below) (a “Shelf Registration”), each Stockholder agrees, in an effort to conduct any such Underwritten Shelf Take-Down in the most efficient and organized manner, to coordinate with the other holders of Registrable Securities prior to initiating any sales efforts and cooperate with the other holders of Registrable Securities as to the terms of such Underwritten Shelf Take-Down, including, without limitation, the aggregate amount of Registrable Securities to be sold and the number of Registrable Securities to be sold by each holder of Registrable Securities. In furtherance of the foregoing, the Company shall give prompt notice to all Stockholders whose Registrable Securities may be included in the Shelf Registration of the receipt of a request from another Stockholder whose Registrable Securities are included in the Shelf Registration of a proposed Underwritten Shelf Take-Down under and pursuant to the Shelf Registration and, notwithstanding anything to the contrary contained herein, will provide such Stockholder a period of two (2) Business Days to participate in such Underwritten Shelf Take-Down, subject to the terms negotiated by and applicable to the initiating Stockholders and subject to the priorities set forth in Section 2.1(d) as if the subject Underwritten Shelf Take-Down was being effected pursuant to a Demand Registration but shall not be counted as one of the permitted Demand Registrations. Holders of Registrable Securities will have an unlimited number of Underwritten Shelf Take-Downs off of Shelf Registrations. All such Stockholders electing to be included in an Underwritten Shelf Take-Down must sell their Registrable Securities to the underwriters selected as provided in Section 2.1(g) on the same terms and conditions as apply to any other selling stockholders.

(d)    Priority on Demand Registrations and Underwritten Shelf Take-Downs. The Company shall not include in any Demand Registration or Underwritten Shelf Take-Downs any securities that are not Registrable Securities without the prior written consent of the holders of a majority of the Registrable Securities included in such Demand Registration or Underwritten Shelf Take-Down. If a Demand Registration or an Underwritten Shelf Take-Down is an underwritten offering and the managing underwriters advise the Company in writing that, in their opinion, the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such registration exceeds the number which can be sold therein without adversely affecting the marketability of the offering, then the Company shall include in such registration (i) first, the Registrable Securities requested to be included in such registration, pro rata among the respective holders thereof on the basis of the amount owned by each such holder and its Affiliates, and (ii) second, the other securities requested to be included in such registration, pro rata among the respective holders thereof on the basis of the amount of such other securities owned by each such holder and its Affiliates.

(e)    Restrictions on Demand Registrations. The Company shall not be obligated to effect any Demand Registration within ninety (90) days following the effective date of any previous Demand Registration or any previous registration in which the holders of Registrable Securities were given piggyback rights pursuant to Section 3 hereof in which there was no reduction in the number of Registrable Securities to be included.

(f)    Black Out Period. If the Board in good faith determines that the filing or effectiveness of a registration statement in connection with any requested Demand Registration would be reasonably likely to materially and adversely affect any material contemplated acquisition, divestiture, registered primary offering or other financing or material transaction, or would require disclosure of facts or circumstances which disclosure would be reasonably likely to materially and adversely affect any contemplated acquisition, divestiture, registered primary offering or other financing or material transaction, then the Company may delay such registration or effectiveness or suspend the effectiveness of any registration hereunder so long as the Company is still pursuing the transaction that allowed such delay (it being agreed that the Company may not delay requested registrations or delay or suspend effectiveness pursuant to this clause on more than two (2) occasions during any three hundred sixty (360) consecutive days and not for more than an aggregate of ninety (90) days during any three hundred sixty (360) consecutive days); provided, however, in such event the holders of Registrable Securities initially requesting such Demand Registration shall be entitled to withdraw such request and the Company shall pay all Registration Expenses in connection with such registration. The time period regarding the effectiveness of any such Registration Statement set forth in Section 2.4(b) hereof shall be extended by a number of days equal to the number of days by which any registration statement is delayed or effectiveness is suspended.

(g)    Selection of Underwriters. The Elliott Stockholders and their permitted transferees (treated as one stockholder), in the event of a Demand Registration or Underwritten Shelf Take-Down requested by the Elliott Stockholders, or the HCI Stockholders and their permitted transferees (treated as one stockholder), in the event of a Demand Registration or Underwritten Shelf Take-Down requested by the HCI Stockholders, shall have the right to select the investment banker(s) and manager(s) to administer such Demand Registration or Underwritten Shelf Take-Down.

(h)    No Notice in Block Sales. Notwithstanding any other provision of this Agreement, if a holder of Registrable Securities wishes to engage in a Block Sale (including a Block Sale in connection with a Demand Registration or an Underwritten Shelf Take-Down), then notwithstanding the foregoing or any other provisions hereunder no other holder of Registrable Securities shall be entitled to receive any notice of or have its Registrable Securities included in such Block Sale.

Section 2.2    Piggyback Registrations.

(a)    Right to Piggyback. Whenever the Company proposes to register any of its Equity Securities or any option, warrant, security or right exercisable for or convertible or exchangeable into any of the foregoing under the Securities Act (other than (i) pursuant to a Demand Registration (for which all holders of Registrable Securities are entitled to piggyback rights, but which rights are addressed in Section 2.1 above rather than this Section 2.2), (ii) pursuant to a registration on Form S-4 or Form S-8 or any successor or similar forms or (iii) pursuant to a Underwritten Shelf Take-Down (for which holders of Registrable Securities are entitled to piggyback rights, but which rights are addressed in Section 2.1(d) above rather than this Section 2.2)), and provided the registration form to be used by the Company may be used for the registration of Registrable Securities (a “Piggyback Registration”), whether or not for sale for its own account, the Company shall give prompt written notice to all holders of Registrable Securities of its intention to effect such a registration and, subject to the provisions of this Section 2.2, shall include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within fifteen (15) days after such holders’ receipt of the Company’s notice.

(b)    Piggyback Expenses. In all Piggyback Registrations, the Registration Expenses of the holders of Registrable Securities shall be paid by the Company.

(c)    Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such registration exceeds the number which can be sold therein without adversely affecting the marketability of the offering, then the Company shall include in such registration (i) first, all of the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration, pro rata among the respective holders thereof on the basis of the amount owned by each such holder and its Affiliates, and (iii) third, the other securities requested to be included in such registration, pro rata among the holders of such other securities on the basis of the number of such other securities owned by each such holder and its Affiliates.

(d)    Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s securities other than the

Stockholders (any such holders, the “Other Holders”) (it being understood that secondary registrations on behalf of holders of Registrable Securities are addressed in Section 2.1 above rather than in this Section 2.2(d)), and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such registration exceeds the number which can be sold therein without adversely affecting the marketability of the offering, then the Company shall include in such registration (i) first, all of the securities requested to be included therein by the Other Holders requesting such registration and the Registrable Securities requested to be included in such registration, pro rata among the respective holders thereof on the basis of the amount owned by each such holder and its Affiliates, and (ii) second, the other securities requested to be included in such registration, pro rata among the holders of such other securities on the basis of the number of such other securities owned by each such holder and its Affiliates.

(e)    Selection of Underwriters. If any Piggyback Registration is an underwritten offering, the selection of investment banker(s) and manager(s) for the offering shall be made by the Board, subject to the approval of the holders of a majority of the Registrable Securities included in such Piggyback Registration, such approval not to be unreasonably withheld.

(f)    Withdrawal by Company. If, at any time after giving notice of its intention to register any of its securities as set forth in Section 2.2(a) and before the effective date of such registration statement filed in connection with such registration, the Company shall determine, for any reason, not to register such securities, the Company may, in its sole discretion, give written notice of such determination to each holder of Registrable Securities and thereupon shall be relieved of its obligation to register any Registrable Securities or any other securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith as provided in this Agreement).

(g)    Other Registrations. Subject to Section 2.1(f), if the Company has previously filed a registration statement with respect to Registrable Securities pursuant to Section 2.1 or pursuant to this Section 2.2, and if such previous registration has not been withdrawn or abandoned, the Company shall not file or cause to be effected any other registration of any of its Equity Securities or any option, warrant, security or right exercisable for or convertible or exchange into any of the foregoing under the Securities Act, whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least one hundred eighty (180) days has elapsed from the effective date of such previous registration.

Section 2.3    Holdback Agreements.

(a)    No holder of Registrable Securities shall engage in any public sale or distribution (including sales pursuant to Rule 144) (a “Sale Transaction”) of any Equity Securities, during the seven (7) days prior to and the ninety (90)-day period beginning on (i) the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration or (ii) the “pricing” date of any Underwritten Shelf Take-Down, in each case in which Registrable Securities are included (the “Holdback Period”), except as part of such registration or pursuant to registrations on Form S-4, unless the underwriters managing the offering agree to a shorter period in writing, in which case the Holdback Period shall be the shorter period agreed to by the managing underwriters. If requested by the underwriters managing the offering, each holder of Registrable Securities shall enter into a lock-up agreement with the applicable underwriters that is consistent with the agreement in this Section 2.3(a). The Company may impose stop-transfer instructions with respect to the Equity Securities subject to the foregoing restriction until the end of such Holdback Period. Notwithstanding anything to the contrary set forth above, in connection with a Block Sale, no holder of Registrable Securities shall be subject to a lock-up agreement, other than, if requested by the managing underwriter for such offering, a holder of Registrable Securities that is participating in such Block Sale.

(b)    The Company shall not effect any public sale or distribution of its Equity Securities or any option, warrant, security or right exercisable for or convertible or exchange into any of the foregoing, during the seven (7) days prior to and during such period of time (not to exceed ninety (90) days) as may be determined by the underwriters managing such underwritten registration following (i) the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration (except as part of such underwritten registration or pursuant to registrations on Form S-4 or any successor form) or (ii) the “pricing” date of any Underwritten Shelf Take-Down, in each case unless the underwriters managing the registered public offering otherwise agree in writing.

Section 2.4    Registration Procedures. Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Company shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

(a)    in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder, prepare and file with the SEC a registration statement on the appropriate form, and all amendments and supplements thereto and related prospectuses, with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective as soon as reasonably practicable (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to the counsel selected by the Elliott Stockholders, in the event of a Demand Registration or Underwritten Shelf Take-Down requested by the Elliott Stockholders, or the HCI Stockholders, in the event of a Demand Registration or Underwritten Shelf Take-Down requested by the HCI Stockholders, copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel);

(b)    promptly notify each holder of Registrable Securities of the effectiveness of each registration statement filed hereunder and prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than one hundred eighty (180) days or such earlier date as all of the Registrable Securities to be registered thereunder have been sold or transferred pursuant to such registration statement and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement; provided that in the case of a shelf registration under Rule 415 under the Securities Act, the Company shall cause such registration statement to remain effective for a period ending on the earliest to occur of (i) the date on which all Registrable Securities have been sold pursuant to such registration statement and (ii) the third (3rd) anniversary of the effective date of such registration statement;

(c)    furnish to each seller of Registrable Securities thereunder such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), any documents incorporated by reference therein and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(d)    use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions within the United States as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) consent to general service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction);

(e)    notify each seller of such Registrable Securities, (i) promptly after it receives notice thereof, of the date and time when such registration statement and each post-effective amendment thereto has become effective or a prospectus or supplement to any prospectus relating to a registration statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained, (ii) promptly after receipt thereof, of any request by the SEC for the amendment or supplementing of such registration statement or prospectus or for additional information, and (iii) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company shall as promptly as practicable (subject to the Company’s rights pursuant to Section 2.1(g)) prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading. Upon the receipt by any seller of Registrable Securities of the notice described in (ii) or (iii) above (in each case, a “Suspension Notice”), such holder will discontinue disposition of Registrable Securities pursuant to the applicable Registration Statement until (A) such holder has received copies of the supplemented or amended prospectus, or (B) such holder is advised in writing by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the prospectus (in each case, the “Recommencement Date”). Each holder receiving a Suspension Notice shall be required to either (x) destroy any prospectuses, other than permanent file copies, then in such holder’s possession which have been replaced by the Company with more recently dated prospectuses or (y) deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in such holder’s possession of the prospectus covering such Registrable Securities that was current at the time of receipt of the Suspension Notice. The time period regarding the effectiveness of such Registration Statement set forth in Section 2.4(b) hereof, as applicable, shall be extended by a number of days equal to the number of days in the period from and including the date of delivery of the Suspension Notice to the Recommencement Date;

(f)    prepare and file promptly with the SEC, and notify such holders of Registrable Securities prior to the filing of, such amendments or supplements to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event has occurred as a result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, in case any such holders of Registrable Securities or any underwriter for any such holders is required to deliver a prospectus at a time when the prospectus then in circulation is not in compliance with the Securities Act or the rules and regulations promulgated thereunder, the Company shall use its reasonable best efforts to prepare promptly upon request of any such holder or underwriter such amendments or supplements to such registration statement and prospectus as may be necessary in order for such prospectus to comply with the requirements of the Securities Act and the provisions of Section 2.4(e);

(g)    cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(h)    provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(i)    enter into and perform such customary agreements (including underwriting agreements in customary form) and take all such other actions as the Elliott Stockholders or their permitted transferees, in the event of a Demand Registration requested by the Elliott Stockholders or their permitted transferees, or the HCI Stockholders or their permitted transferees, in the event of a Demand Registration requested by the HCI Stockholders or their permitted transferees, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

(j)    make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(k)    take all reasonable actions to ensure that any prospectus utilized in connection with any Demand Registration, Underwritten Shelf Take-Down or Piggyback Registration hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(l)    otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its stockholders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(m)    in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Equity Securities included in such registration statement for sale in any jurisdiction, use its reasonable best efforts promptly to obtain the withdrawal of such order;

(n)    use its reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;

(o)    in the case of an underwritten offering, obtain one or more cold comfort letters, addressed to the underwriters, dated the date of the closing under the underwriting agreement and the date the offering is priced, from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters of such nature; and

(p)    in the case of an underwritten offering, provide a legal opinion of the Company’s outside counsel, addressed to the underwriters, dated the date of the closing under the underwriting agreement, in customary form and covering such matters of the type customarily covered by legal opinions of such nature.

Section 2.5    Registration Expenses.

(a)    All expenses incident to the Company’s performance of or compliance with this Agreement, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding discounts and commissions and legal fees) and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”), shall be borne by the Company, and the Company shall pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed or, if none are so listed, on a securities exchange or the NASD automated quotation system (or any successor or similar system).

(b)    In connection with each Demand Registration, each Underwritten Shelf Take-Down and each Piggyback Registration, the Company shall reimburse the holders of Registrable Securities included in such registration for the reasonable fees and disbursements of one counsel chosen by the holders of a majority of Registrable Securities included in such registration, in each case, solely with respect to any legal opinion, power of attorney, custody agreement or similar documentation entered into in connection with the offering, in an amount not to exceed $50,000.

(c)    Except as otherwise agreed or set forth herein, the holders of securities included in any registration hereunder shall bear and pay all (i) fees and expenses of any legal counsel or other advisors to such holder and any other out-of-pocket expenses of such holder, (ii) brokerage commissions attributable to the sale of any of the Registrable Securities, and (iii) commissions, fees, discounts, transfer taxes or stamp duties and expenses of any underwriter or placement agent applicable to Registrable Securities offered for such holder’s account in accordance with this Agreement.

Section 2.6    Indemnification.

(a)    The Company agrees to indemnify, to the extent permitted by law, each holder of Registrable Securities, its officers, directors, agents and employees and each Person who controls such holder (within the meaning of the Securities Act) against any and all losses, claims, damages, liabilities, joint or several, together with reasonable costs and expenses (including reasonable attorney’s fees and disbursements), to which such indemnified party may become subject under the Securities Act or otherwise (including to any third party), insofar as such losses, claims, damages or liabilities arise out of, are based upon, are caused by, or result from (i) any untrue or alleged untrue statement of material fact contained (A) in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto, (B) in any application or other document or communication (in this Section 2.6, collectively called an “Application”) executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify any securities covered by such registration statement under the “blue sky” or securities laws thereof or (C) in any other information included in road show materials prepared by or on behalf of the Company in connection with the sale of Registrable Securities pursuant to Registration Statement, or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse such holder and each such director, officer, agent or employee and controlling Person for any legal or any other expenses incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of, is based upon, is caused by, or results from (i) an untrue statement or alleged untrue statement, or omission or alleged omission, made in such registration statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any Application, in reliance upon, and in conformity with, written information prepared and furnished to the Company by such holder expressly for use therein, other than information prepared and furnished to the Company by such holder in the course of such holder’s duties as an officer or director of the Company or any of its Subsidiaries, or (ii) by such holder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto.

(b)    In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) against any and all losses, claims, damages, liabilities, joint or several, together with reasonable costs and expenses (including reasonable attorney’s fees and disbursements), to which such Person may become subject under the Securities Act or otherwise (including to any third party), insofar as such losses, claims, damages or liabilities arise out of, are based upon, are caused by, or result from (i) any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon written information furnished to the Company through an instrument duly executed by such holder; provided that the obligation to indemnify shall be individual, not joint and several, for each holder and shall be limited to the net amount of proceeds received by such holder from the sale of Registrable Securities pursuant to such registration statement.

(c)    Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim (in which case the indemnified party will have the right to retain its own counsel, with reasonable fees and expenses of such counsel to be paid by the indemnifying party), permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent, if requested by the indemnified party, shall not be unreasonably withheld by the indemnifying party). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest is likely to exist between such indemnified party and any other of such indemnified parties with respect to such claim (in which case the indemnified party will have the right to retain its own counsel, with reasonable fees and expenses of such counsel to be paid by the indemnifying party).

(d)    The indemnifying party shall not, except with the approval of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to each indemnified party of a release from all liability arising from, related to or with respect to such claim or litigation.

(e)    The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, agent, employee or controlling Person of such indemnified party and shall survive the transfer of the Company’s securities with respect to which the indemnification hereunder is applicable.

(f)    If the indemnification provided for in this Section 2.6 from the indemnifying party is unavailable to or unenforceable by the indemnified party in respect of any losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party with respect to such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties; provided, however, that no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation. If indemnification is available under this Section 2.6, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 2.6, without regard to the relative fault of the indemnifying party or indemnified party or any other equitable consideration provided for in this Section 2.6(f).

(g)    The Company and the sellers of Registrable Securities agree that it would not be just and equitable if contribution pursuant to this Section 2.6 were determined by pro rata allocation (even if the sellers of Registrable Securities were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in Section 2.6(f) above. The amount paid or payable by an indemnified party as a result of the losses referred to in Section 2.6(f) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 2.6, no seller of Registrable Securities shall be required to contribute pursuant to this Section 2.6 any amount in excess of the sum of (i) any amounts paid pursuant to Section 2.6(b) above and (ii) the net proceeds received by such seller from the sale of Registrable Securities covered by the registration statement filed pursuant hereto.

(h)    The Company hereby acknowledges that the holders of Registrable Securities have certain rights to indemnification, advancement of expenses and/or insurance provided by certain of their affiliates (collectively, the “Indemnitors”). The Company hereby agrees that (i) it is the indemnitor of first resort (i.e., its obligations to the holders of Registrable Securities are primary and any obligation of the Indemnitors to advance expenses or to provide indemnification for the same losses incurred by the holders of Registrable Securities are secondary to any such obligation of the Company), (ii) that it shall be liable for the full amount of all losses to the extent legally permitted and as required by the terms of this Agreement and the articles and other organizational documents of the Company (or any other agreement between the Company and the holders of Registrable Securities), without regard to any rights holders of Registrable Securities may have against the Indemnitors, and (iii) to the extent not in contravention of any insurance policy or policies providing liability or other insurance for the Company or any director, trustee, general partner, managing member, manager, officer, employee, agent or fiduciary of the Company, it irrevocably waives, relinquishes and releases the Indemnitors from any and all claims (x) against the Indemnitors for contribution, indemnification, subrogation or any other recovery of any kind in respect thereof and (y) that holders of Registrable Securities must seek indemnification from any

Indemnitor before the Company must perform its indemnification obligations under this Agreement. No advancement or payment by the Indemnitors on behalf of holders of Registrable Securities with respect to any claim for which any holders of Registrable Securities have sought indemnification from the Company hereunder shall affect the foregoing. The Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery which holders of Registrable Securities would have had against the Company if the Indemnitors had not advanced or paid any amount to or on behalf of holders of Registrable Securities . The Company and the holders of Registrable Securities agree that the Indemnitors are express third party beneficiaries of this Section 2.6(h).

Section 2.7    Participation in Underwritten Registrations. No Person may participate in any registration hereunder which is underwritten unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements, (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements, and (iii) completes and executes any other documents reasonably required by the underwriters in connection with such underwritten offering.

ARTICLE III

GENERAL PROVISIONS

Section 3.1    No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to its Equity Securities that is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement. The Company shall not grant any registration rights that are pari passu or senior to the rights provided to the holders of Registrable Securities under this Agreement without the written consent of each holder of Registrable Securities.

Section 3.2    Adjustments Affecting Registrable Securities. The Company shall not take any action, or permit any change to occur, with respect to its Equity Securities that would materially and adversely affect the ability of the holders of Registrable Securities to include such Registrable Securities in a registration undertaken pursuant to this Agreement or that would materially and adversely affect the marketability of such Registrable Securities in any such registration (including, without limitation, effecting a stock split, or a combination of shares).

Section 3.3    Remedies; Specific Performance. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

Section 3.4    Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either sent by facsimile or email, personally delivered, mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices and other such documents will be deemed to have been given or made hereunder when sent by facsimile or email (receipt confirmed), delivered personally, five (5) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service.

The Company’s address is:

Roadrunner Transportation Systems, Inc.

4900 South Pennsylvania Ave.

Cudahy, WI 53110

Attn:      Curtis W. Stoelting

Fax:       (630) 968-0509

Email:    cstoelting@rrts.com

with a copy to (which copy alone shall not constitute notice):

Greenberg Traurig, LLP

2375 E. Camelback Road

Suite 700

Phoenix, Arizona 85016

Attn:      Bruce E. Macdonough

Fax:       (602) 445-8618

Email:    macdonoughb@gtlaw.com

The Elliott Stockholders’ address is:

c/o Elliott Management Corporation

40 West 57th Street, 4th Floor

New York, NY 10019

Attn:       Elliot Greenberg

Fax:        (212) 478-2371

Email:     egreenberg@elliottmgmt.com

with a copy to (which copy alone shall not constitute notice):

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attn: Kevin M. Schmidt

Fax: (212) 521-7178

Email: kmschmidt@debevoise.com

The HCI Stockholders’ address is:

c/o HCI Equity Partners

4508 IDS Center

Minneapolis, Minnesota 55402

Attn: Scott D. Rued

Email: srued@hciequity.com

Section 3.5    Amendments; Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the holders of Registrable Securities unless such modification, amendment or waiver is approved in writing by the Company, the Elliott Stockholders and the HCI Stockholders (including their respective permitted transferees). No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition.

Section 3.6    Successors and Assigns. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided that rights and obligations of any Stockholder may be assigned to any of such Stockholder’s Affiliates.

Section 3.7    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 3.8    Jurisdiction; Waiver of Jury Trial. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. The parties hereby irrevocably and unconditionally consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in this Section 3.8 shall be deemed effective service of process on such party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.9    Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter (including, with respect to the HCI Stockholders, the Prior Stockholders’ Agreement).

Section 3.10    Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

Section 3.11    Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

Section 3.12    Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

Section 3.13    Effectiveness. This Agreement shall become effective upon the Closing Date.

[SIGNATURES BEGIN NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement on the day and year first above written.

COMPANY

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

By:	/s/ Curtis W. Stoelting
Name:	Curtis W. Stoelting
Title:	Chief Executive Officer

[Signature Page to Registration Rights Agreement]

ELLIOTT STOCKHOLDERS

ELLIOTT ASSOCIATES, L.P.

By:	Elliott Capital Advisors, L.P., its General Partner

By:	Braxton Associates, Inc., its General Partner

By:	/s/ Elliot Greenberg
	Name:	Elliot Greenberg
	Title:	Vice President

BROCKDALE INVESTMENTS LP

By:	Middleton International Limited, its General Partner

By:	/s/ Elliot Greenberg
	Name:	Elliot Greenberg
	Title:	Vice President

[Signature Page to Registration Rights Agreement]

HCI STOCKHOLDERS

THAYER EQUITY INVESTORS V, L.P.

By:	HC Equity Partners V, L.L.C.,
its General Partner

By:	HCI Equity Partners, L.L.C.,
its Managing Member

By:	/s/ Scott Rued
Scott Rued
Executive

TC ROADRUNNER-DAWES HOLDINGS, L.L.C.

By:	TC Co-Investors V, LLC,
its Managing Member

By:	HCI Equity Management, L.P.,
its Sole Manager

By:	HCI Equity Partners, L.L.C.,
its General Partner

By:	/s/ Scott Rued
Scott Rued
Executive

[Signature Page to Registration Rights Agreement]

TC SARGENT HOLDINGS, L.L.C.

By:	TC Co-Investors V, L.L.C.,
its Managing Member

By:	HCI Equity Management, L.P.,
its Sole Manager

By:	HCI Equity Partners, L.L.C.,
its General Partner

By:	/s/ Scott Rued
Scott Rued
Executive

HCI EQUITY PARTNERS III, L.P.

By:	HCI Management III, L.P.
its General Partner

By:	HCI Equity Partners, L.L.C.,
its General Partner

By:	/s/ Scott Rued
Scott Rued
Executive

HCI CO-INVESTORS III, L.P.

By:	HCI Management III, L.P.
its General Partner

By:	HCI Equity Partners, L.L.C.,
its General Partner

By:	/s/ Scott Rued
Scott Rued
Executive

[Signature Page to Registration Rights Agreement]